Exhibit 77(q)(1)(e)(1)

               FIRST AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

                                ING INVESTMENT FUNDS, INC.

      This First Amendment, effective as of September 2, 2004, amends the Amended and Restated Investment Management Agreement (the "Agreement") dated February 25, 2003 between ING Investment Funds, Inc. (the "Company"), a Maryland corporation and ING Investments, LLC, an Arizona limited liability company (the "Manager"), with regards to ING MagnaCap Fund, a Series of the Company.

                               W I T N E S S E T H

      WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 2, 2004.

      NOW, THEREFORE, the parties agree as follows:

      1. Section 7 of the Agreement is hereby amended by inserting the words "Board approved" in front of "trade association dues."

      2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                                           ING INVESTMENT FUNDS, INC.

                                           By: /s/ Robert S. Naka
                                               ----------------------
                                               Robert S. Naka
                                               Senior Vice President


                                           ING INVESTMENTS, LLC

                                           By: /s/ Michael J. Roland
                                               ----------------------
                                               Michael J. Roland
                                               Executive Vice President